Exhibit 10.2

INC RESEARCH HOLDINGS, INC.

EXECUTIVE SEVERANCE PLAN

(Adopted September 15, 2016)

The purpose of the INC Research Holdings, Inc. Executive Severance Plan, as amended from time to time (the “Plan”), is to better provide for the retention of key executives through providing them with a higher degree of financial security, on the terms and conditions hereinafter stated. The Plan is intended to be a severance pay plan governed by Title I of ERISA primarily for the purpose of providing benefits for a select group of management or highly compensated employees. All benefits under the Plan will be paid solely from the general assets of the Company.

ARTICLE I

DEFINITIONS

Section 1.01 As used in this Plan, the following terms shall have the respective meanings set forth below:

(a)      “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

(b)      “Base Salary” means a Participant’s annual salary for all services rendered, as established by the Company’s Board, or by the Compensation Committee.

(c)      “Board” means the Board of Directors of the Company.

(d)      “Bonus” means the bonus(es) payable pursuant to the Company’s MIP or such other plan that provides for the payment of incentive bonuses as may be, from time to time, authorized by the Board.

(e)      “Cause” means the occurrence of any of the following with respect to a Participant, unless otherwise defined in the Participant’s employment agreement with the Company or any of its Affiliates:

(i)       the Participant’s breach of any fiduciary duty or legal or contractual obligation to the Company or to the Board;

(ii)      the Participant’s failure to follow the reasonable instructions of the Board or Participant’s direct supervisor, provided, however, that such instruction is consistent with Participant’s duties and responsibilities, which breach, if curable, is not cured within ten (10) business days after notice to Participant or, if cured, recurs within one hundred and eighty (180) calendar days;

(iii)     the Participant’s gross negligence, willful misconduct, fraud, insubordination or acts of dishonesty relating to the Company; or

(iv)        the Participant’s commission of any misdemeanor solely relating to the Company or of any felony.

(f)       “Change in Control” means, notwithstanding the definition of Change in Control (or similar term) in any other agreement or plan that may be applicable to the Participant:

       (i) any merger, consolidation, or reorganization involving the Company, in which, immediately after giving effect to such merger, consolidation or reorganization, less than fifty percent (50%) of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately prior to such merger consolidation or reorganization;

       (ii) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity (other than to one or more wholly-owned subsidiaries of the Company) in a transaction or a series of related transactions;

       (iii) the dissolution or liquidation of the Company;

       (iv) when any person or entity not currently a stockholder, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than fifty percent (50%) of the outstanding shares of the Company’s voting stock (based upon voting power); or

       (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

(g)       “CIC Period” means the period commencing the date three (3) months prior to a Change in Control and ending twenty-four (24) months following such Change in Control.

(h)       “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(i)       “Code” means the Internal Revenue Code of 1986, as amended.

(j)       “Company” means INC Research Holdings, Inc., a Delaware corporation, and its Affiliates, and any successor corporation thereto.

(k)      “Company Change” means any merger, consolidation or corporate reorganization of the Company.

(l)       “Compensation Committee” means the compensation committee of the Board.

(m)      “Date of Termination” means the date on which a Participant’s employment by the Company or any of its Affiliates terminates.

(n)        “Dodd – Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(o)       “Eligible Executive” means a full-time employee of the Company or one of its Affiliates who has been designated by the Plan Administrator to be eligible for benefits under the Plan. Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of Section 201, 301, and 404 of ERISA.

(p)       “Equity Award” means an award covering the common stock of the Company granted under any equity incentive plan maintained by the Company from time to time under which a Participant has been granted equity incentive awards, including, without limitation, (i) the INC Research Holdings, Inc. 2010 Equity Incentive Plan, or (ii) the INC Research Holdings, Inc. 2014 Equity Incentive Plan; as amended from time to time, or any successor plan(s) thereto, or any successor to such plan.

(q)       “Equity Award Agreement” means the agreement evidencing, and governing the terms of, an Equity Award.

(r)       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(s)       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)       “Excise Tax” means the excise tax imposed by Section 4999 of the Code.

(u)       “Good Reason” means the occurrence, without Participant’s express written consent, of any of the following events with respect to the Participant, unless otherwise defined in the Participant’s employment agreement, if any:

(i)       a material reduction in the Participant’s Base Salary or Target Bonus Amount under the MIP;

(ii)       a material adverse change to the Participant’s title or a material reduction in Participant’s authority, job duties or responsibilities;

(iii)       a requirement that the Participant relocate to a principal place of employment more than fifty (50) miles from the Participant’s current office location; or

(iv)       a material breach by the Company of the terms of the employment agreement, if any, with the Participant.

For purposes of this Plan, any event described above shall constitute Good Reason only if the Participant provides the Company with written notice of the basis for the Participant’s Good Reason within forty-five (45) days of the initial actions or inactions of the Company giving rise to such Good Reason and the Company has not cured the identified actions or inactions within thirty (30) days of such notice.

(v)       “MIP” means the Company’s Management Incentive Plan, as may be amended from time to time, or any other plan or program that is a successor to the MIP.

(w)       “Non-CIC Period” means the period prior to or following a CIC Period.

(x)       “Nonqualifying Termination” means a termination of the Participant’s employment other than a Qualifying Termination.

(y)       “Participant” means any Eligible Executive who is selected to be a participant in the Plan by action of the Plan Administrator as specified herein.

(z)       “Post-Employment Restrictive Covenants and other Obligations” means the restrictive covenant and other obligations applicable to Participant and contained in the Participant’s employment agreement or any other Company agreement or policy, including the provisions governing confidentiality; non-solicitation of customers and other business relations, non-solicitation of employees; non-disparagement; non-competition; intellectual property developments; and cooperation.

(aa)       “Plan Administrator” means the Compensation Committee of the Board, or, if the Board so determines, another committee of the Board or the Board itself.

(bb)       “Qualifying Termination” means a (i) termination of the Participant’s employment by the Company other than for Cause, death or disability or (ii) termination of the Participant’s employment as a result of a resignation by the Participant for Good Reason

(cc)       “Recoupment Rules” means the rules or regulations promulgated under the Dodd-Frank Act or by any stock exchange on which the Company’s securities are listed.

(dd)       “Release” means the waiver and release of claims substantially in the form attached hereto as Exhibit A.

(ee)       “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.

(ff)        “Target Bonus Amount” means, with respect to any Year, the amount of the target bonus for such Year that is established for the Participant under the MIP.

(gg)       “Year” means the fiscal year of the Company.

ARTICLE II

PARTICIPATION AND SCOPE OF SEVERANCE BENEFITS

Section 2.01 Participation in the Plan. The Plan Administrator may designate any Eligible Executive to be a Participant. The Plan Administrator may vary the terms of a Participant’s participation on a case-by-case basis. Promptly following such designation, each Participant shall be notified of his or her participation in a formal communication from the Plan Administrator or the Company. Participation in the Plan shall be determined in the Plan Administrator’s sole discretion. Once participation in the Plan has commenced, a Participant shall remain a Participant until the first to occur of (i) a Nonqualifying Termination and (ii) the completion of the delivery of all benefits under the Plan following a Qualifying Termination under circumstances giving rise to a right to such benefits.

Section 2.02 Conditions.

As a condition precedent to entitlement of each Participant to benefits under Sections 3.01 and 3.02 of the Plan, the Participant agrees to each of the following:

(a)       The Participant shall have executed, within twenty-one (21) days, or if required for an effective release, forty-five (45) days, following the Participant’s Date of Termination, the Release, and the applicable revocation period set forth in such release shall have expired. For the avoidance of any doubt, the Release shall supersede and replace in its entirety, any other release required to be executed under any employment agreement or other arrangement with the Participant.

(b)       The Participant agrees to execute a resignation letter stating that effective as of the Participant’s Date of Termination, or such earlier date as required or requested by the Company, the Participants resigns as any officer or director position with the Company or any of its Affiliates of which he or she is a member and/or to which he or she has been appointed.

(c)       The Participant’s shall reaffirm his or her agreement to abide by the Post-Employment Restrictive Covenants and Other Obligations.

Section 2.03   A Participant shall not be required to mitigate the amount of any payment or benefit provided for in the Plan by seeking other employment or otherwise and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment. The severance payments and benefits under the Plan to a Participant shall be reduced by any severance benefits to which the Participant would otherwise be entitled under the Participant’s employment agreement, or any general severance policy or plan maintained by the Company that provides for severance benefits (unless the agreement, policy or plan expressly provides for severance benefits to be in addition to those provided under the Plan). The severance payments and benefits to which a Participant is otherwise entitled shall be further reduced (but not below zero) by any payments or benefits to which the Participant may be entitled under any federal, state or local plant-closing (or similar or analogous) law (including, without limitation, the U.S. Worker Adjustment and Retraining Notification Act).

ARTICLE III

TERMINATION BENEFITS

Section 3.01 Qualifying Termination During a Non-CIC Period. If the employment of a Participant terminates as a result of a Qualifying Termination during a Non-CIC Period, then the Participant shall be entitled to the following (which shall be payable in accordance with Article IV):

(a)       A lump-sum cash amount equal to the sum of (A) the Participant’s Base Salary from the Company and its Affiliates through the Date of Termination, (B) any outstanding Bonus for which payment is due and owing as of the Date of Termination, (C) any paid time off pay that is accrued and unused as of the Date of Termination, and (D) any unreimbursed expenses properly incurred by the Participant in accordance with the Company’s business expense reimbursement policy.

(b)       A lump sum cash payment equal to 165% of the Participant’s Base Salary.

(c)       To the extent the Participant timely elects benefit continuation coverage under COBRA, a lump-sum cash amount equal to the aggregate amount of the full premium (i.e., the Participant and Company’s portion) for benefit coverage continuation under COBRA as provided under the Company’s group health plans in effect for the Participant and his or her eligible dependents who are participating in the Company’s group health plans as of immediately prior to the Date of Termination for a period of eighteen (18) months. (For the avoidance of any doubt, the cash amount payable pursuant to this Section 3.01(c) shall be includible in the Participant’s income and shall supersede and be in lieu of any amounts payable to the Participant pursuant to the Participant’s employment agreement or any other arrangement providing for the payment of COBRA continuation coverage for the Participant.)

Section 3.02 Qualifying Termination During a CIC Period. If the employment of the Participant terminates as a result of Qualifying Termination during a CIC Period, then the Participant shall be entitled to the following (which shall be payable in accordance with Article IV):

(a)       A lump-sum cash amount equal to the sum of (A) the Participant’s Base Salary from the Company and its Affiliates through the Date of Termination, (B) any outstanding Bonus for which payment is due and owing as of the Date of Termination, (C) any paid time off pay that is accrued and unused as of the Date of Termination, and (D) any unreimbursed expenses properly incurred by the Participant in accordance with the Company’s business expense reimbursement policy;

(b)       A lump sum cash amount equal to 200% of the sum of (i) the Participant’s Base Salary as in effect on the Date of Termination and (ii) the Participant’s Target Bonus Amount for the Year in which the Date of Termination occurs.

(c)       To the extent the Participant timely elects benefit continuation coverage under COBRA, a lump-sum cash amount equal to the aggregate amount of the full premium (i.e., the Participant and Company’s portion) for benefit coverage continuation under COBRA as provided under the Company’s group health plans in effect for the Participant and his or her eligible dependents who are participating in the Company’s group health plans as of immediately prior to the Date of Termination for a period of eighteen (18) months. (For the avoidance of any doubt, the cash amount payable pursuant to this Section 3.02(c) shall be includible in the Participant’s income and shall supersede and be in lieu of any amounts payable to the Participant pursuant to the Participant’s employment agreement or any other arrangement providing for the payment of COBRA continuation coverage for the Participant).

(d)       Any unvested Equity Awards will become fully vested and, if applicable, such Equity Award shall remain exercisable for the period set forth in the agreement evidencing the grant of the Equity Award. For the avoidance of any doubt, the provisions of this Section 3.02(d) shall supersede the provisions contained in the agreements evidencing the grant of the Equity Awards.

ARTICLE IV

FORM AND TIME OF PAYMENT

Section 4.01 The payments contemplated under Sections 3.01(a) and 3.02(a) shall be made as of the Date of Termination.

Section 4.02 The lump sum cash payments contemplated under Sections 3.01(b), and 3.01(c), shall be paid within 60 days after the Participant’s Date of Termination, provided that the Participant has executed the Release and the revocation period has expired within such 60-day period.

Section 4.03 The lump sum cash contemplated under Section 3.02(b) and 3.02(c) shall be paid within 60 days after the later of the date of the Change in Control or the Participant’s Date of Termination, provided that the Participant has executed the Release and the revocation period has expired within such 60-day period.

Section 4.04 Equity Awards granted in the form of restricted stock units that vest pursuant to Section 3.02(d) shall be settled within 60 days after the later of the date of the Change in Control or the Participant’s Date of Termination, provided that the Participant has executed the Release and the revocation period has expired within such 60-day period.

Section 4.05 Anything in this Plan to the contrary notwithstanding, no amount payable as a result of a Participant’s termination of employment under Article III hereof that is non-qualified deferred compensation subject to Section 409A of the Code shall be paid unless the Participant experiences a Separation from Service or, in the case of a payment that is made upon a Change in Control pursuant to Section 4.03, the Change in Control is a “change in control event” (within the meaning of the Treasury Regulations promulgated under Section 409A of the Code (“409A CIC Event”). Any such amounts that are non-qualified deferred compensation subject to Section 409A, shall be paid or begin to be paid (if paid in monthly installments), as applicable, within 90 days of the Separation from Service or 409A CIC Event, provided that if the Change in Control is not a 409A CIC Event, the amounts shall be paid or begin to be paid (if payable in installments) on the 120th day following the Separation from Service. If the Participant is a “specified employee” within the meaning of Section 409A of the Code as of the date of the Separation from Service (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any amounts that are non-qualified deferred compensation that are payable upon a Separation from Service shall instead be paid to the Participant on the first business day that is after the earlier of (i) the date that is six months following the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto.

ARTICLE V

AMENDMENT / TERMINATION OF PLAN

Section 5.01 This Plan may be amended by action of the Board, provided that any amendment that materially and adversely impacts the right of a Participant under the Plan shall not become effective without the Participant’s written consent. The Plan may not be terminated without the Participant’s written consent.

ARTICLE VI

FEDERAL EXCISE TAX UNDER SECTION 4999 OF THE CODE

Section 6.01 In the event that the benefits provided for in this Plan (together with any other benefits or amounts) otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Article VI be subject to the Excise Tax, then the Participant’s benefits under this Plan shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event of a reduction of benefits hereunder, the Accountants (as defined below) shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence. In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this Plan or any other arrangement) in violation of Section 409A.

Section 6.02 Unless the Company and the Participant otherwise agree in writing, all determinations required to be made under this Article VI, including the manner and amount of any reduction in the Participant’s benefits under this Plan, and the assumptions to be utilized in arriving at such determinations, shall be promptly determined and reported in writing to the Company and the Participant by Deloitte or such other independent public accountants or other independent advisors selected by the Company that are not serving as the accountants or auditors for the individual, entity or group effecting the Change in Control (the “Accountants”), and all such computation and determinations shall be conclusive and binding upon the Participant and the Company. All fees and expenses of the Accountants shall be borne solely by the Company, and the Company shall enter into any agreement requested by the Accountants in connection with the performance of the services hereunder. For purposes of making the calculations required by this Article VI, the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request to make a determination under this Article VI.

Section 6.03 As expressly permitted by Q/A #32 of the Treasury Regulations under Code Section 280G, with respect to performing any present value calculations that are required in connection with this Article VI, the Participant and the Company each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the date this Plan is adopted and the Accountants shall therefore use such AFR in their determinations and calculations.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.01 Plan Administration. The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan. The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator will be limited to the specified services and duties for which they are engaged, and such persons will have no other duties, obligations or responsibilities under the Plan. Such persons will exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof will be borne by the Company.

Section 7.02 Withholding Taxes. The Company may withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

Section 7.03 Scope of Benefits under Plan. Nothing in this Plan shall be deemed to entitle the Participant to continued employment with the Company or its Affiliates; provided, however, that notwithstanding anything herein to the contrary, if the Participant is subject to a Qualifying Termination, the Participant shall be subject to all of the benefit and payment provisions of this Plan.

Section 7.04 Successors’ Binding Obligation.

(a)       This Plan shall not be terminated by any Company Change or transfer of assets. In the event of any Company Change or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or any person or entity to which the assets of the Company are transferred.

(b)       The Company agrees that concurrently with any Company Change or transfer of assets, it will cause any successor or transferee unconditionally to assume by written instrument delivered to the Participant (or his beneficiary or estate) all of the obligations of the Company hereunder.

(c)       The rights under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

Section 7.05 Compensation Recoupment. Pursuant to the Dodd-Frank Act, the benefits provided for in this Plan shall not be deemed fully earned or vested, even if paid or distributed to the Participant, if the amount payable under Article III or any portion thereof is deemed incentive compensation and subject to recovery, or “clawback” by the Company pursuant to the provisions of the Dodd-Frank Act and any Recoupment Rules. In addition, the Participant hereby acknowledges that this Plan may be amended as necessary and/or shall be subject to any recoupment policies adopted by the Company to comply with the requirements and/or limitations under the Dodd-Frank Act and any Recoupment Rules, or any other federal or stock exchange requirements, including by expressly permitting (or, if applicable, requiring) the Company to revoke, recover and/or clawback the benefits provided herein.

Section 7.06 Notice.

(a)       For purposes of this Plan, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after deposit in the United States mail, registered and return receipt requested, postage prepaid, addressed as follows:

If to the Participant:

To the most recent address of the Participant set forth in the personnel records of the Company

If to the Company:

INC Research Holdings, Inc.

3201 Beechleaf Court

Raleigh, NC 27604

Attention: Senior Vice-President, Human Resources

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Alternatively, notice may be deemed to have been delivered when sent by facsimile to a location provided by the other party hereto.

(b)       A written notice of the Participant’s Date of Termination by the Company or the Participant, as the case may be, to the other, shall (i) indicate the specific termination provision in this Plan relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated and (iii) specify the Date of Termination. In the case of a termination by the Company other than a termination for Cause, the Date of Termination shall not be less than 30 days after the notice of termination is given. In the case of a termination by the Participant, the Date of Termination shall be the date that the cure period contemplated under Section 1.01(u) has expired if the Company has failed to remedy within such period the circumstances constituting Good Reason. The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

Section 7.07 Employment with Affiliates. Employment with the Company for purposes of this Plan shall include employment with any of its Affiliates.

Section 7.08 Governing Law; Validity. The interpretation, construction and performance of the provisions of this Plan shall be governed by and construed and enforced in accordance with the internal laws of the State of North Carolina without regard to the principle of conflicts of laws, to the extent North Carolina laws are not preempted by ERISA. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.

Section 7.09 Waiver. No provision of this Plan may be waived unless such waiver is agreed to in writing and signed by the Participant and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Participant or the Company to insist upon strict compliance with any provision of this Participant or to assert any right the Participant or the Company may have hereunder, including without limitation, the right of the Participant to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

Section 7.10 Code Section 409A. It is intended that this Plan shall be comply with the provisions of Section 409A of the Code, and the Plan shall be interpreted and administered in a manner consistent with this intent. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan to ensure that all payments are made in a manner that complies with Section 409A of the Code (including, without limitation, the avoidance of penalties thereunder) to the extent permitted under Section 409A of the Code; provided, however, that the Company makes no representations that the payments will be exempt from any penalties that may apply under Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to this Plan. Nothing in this Plan shall provide a basis for any person to take action against the Company or any affiliate thereof based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid under the Plan, and neither the Company nor any of its affiliates shall under any circumstances have any liability to the Participant or the Participant’s estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Plan, including taxes, penalties or interest imposed under Section 409A of the Code.

Section 7.11 No Right to Continued Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits will be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company, and all Participants will remain subject to discharge to the same extent as if the Plan had never been adopted.

ARTICLE VIII

CLAIMS, INQUIRIES, APPEALS

Section 8.01 Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the claims administrator in writing, as follows:

Claims Administrator – Attn: Anne Tinker

INC Research Holdings, Inc.

3201 Beechleaf Court

Raleigh, NC 27604

Section 8.02 Denial of Claims. In the event that any application for benefits is denied in whole or in part, the claims administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the Participant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the claims administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the Participant within 30 days after the claims administrator receives the application, unless special circumstances require an extension of time, in which case, the claims administrator has up to an additional 30 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 30-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the claims administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

Section 8.03 Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may (but without any obligation to do so) appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review will be in writing and will be addressed to:

Claims Administrator – Attn: Anne Tinker

INC Research Holdings, Inc.

3201 Beechleaf Court

Raleigh, NC 27604

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

Section 8.04 Decision on Review. The Plan Administrator will act on each request for review within 20 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 20 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 20-day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 8.04 the application will be deemed denied on review.

Section 8.05 Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

Section 8.06 Exhaustion of Remedies. No claim for benefits under the Plan may be brought in any forum until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 8.01 above, (b) has been notified by the claims administrator that the application is denied (or the application is deemed denied due to the claims administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 8.03 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 8.04 above).

Section 8.07 Final Dispute Resolution. Any and all disputes under this Plan (including but not limited to disputes regarding interpretation, scope, or validity of the Plan, any pendant state claims if not otherwise preempted by ERISA) remains unresolved after the exhaustion of the claims procedure outlined in Sections 8.01 through 8.06, above, will be submitted to the exclusive jurisdiction of the United States District Court for the Eastern District of North Carolina.

Section 8.08 Attorneys’ Fees. In the event of any dispute under this Plan, the court may award attorneys’ fees as provided under 29 U.S.C. 1132(g)(1).

Exhibit A

Release Agreement

This Release Agreement (this “Agreement”) is entered into by and between                              (“Executive” or “You” or “Your”), INC Research Holdings, Inc. (defined herein to include its, subsidiaries, affiliates, parent entities, predecessors, successors and assigns, and hereinafter referred to as the “Company”) (the “Parties”), dated as of the date an executed copy of this Agreement has been delivered by Executive to the Company, as set forth in the signature block at the end of this Agreement (the “Effective Date”).

In consideration of the promises set forth in the Executive Severance Plan (“Severance Plan”), by and between the Parties as well as any promises set forth in this Agreement, the Parties agree as follows:

1.      Release of Claims.

1.1    In exchange for the Company providing You with the payments and other benefits set forth in the Severance Plan, to the fullest extent allowed by applicable law, You, individually and on behalf of Your heirs, executors, personal representatives, administrators, agents and assigns, forever waive, release, give up and discharge all waivable claims, liabilities and other causes of action, real or perceived, whether now known or unknown, against the Company, its parent, subsidiaries, affiliates, and other related and affiliated companies, their employee benefit plans and trustees, fiduciaries, administrators, sponsors and parties-in-interest of those plans, and all of their past and present employees, managers, directors, officers, administrators, shareholders, members, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever, and all of their respective predecessors, heirs, personal representatives, successors and assigns (collectively, the “Released Parties” as used throughout this Agreement), which have arisen, occurred or existed at any time prior to the date of this Agreement (or which You may have in the future as a result of acts that occurred prior to the date of the Effective Date), including, without limitation, any and all claims, liabilities and causes of action arising out of, relating to, or in connection with Your employment with the Company, any terms, conditions or privileges related to Your employment with the Company, the termination of Your employment by the Company, the payment or non-payment of Your salary, bonuses or equity compensation or other incentive compensation by the Company, claims of wrongful discharge, retaliation, defamation, hostile environment, discrimination, personal injury, physical injury, misrepresentation or emotional distress, any change in control of the Company, and all alleged violations of federal, state or local fair employment practices or laws by any of the Released Parties for any reason and under any legal theory including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e), et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Older Worker Benefits Protection Act, 29 U.S.C. § 626(f), et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001, et seq., the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988, the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq., the Fair Labor Standards Act, 29 U.S.C. § 215(a)(3), et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206, et seq., the Lilly Ledbetter Fair Pay Act of 2009, H.R. 11, the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”), the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., the North Carolina Equal Employment Practices Act, the North Carolina Retaliatory Employment Discrimination Act, the

common law of the State of North Carolina, and all other federal or state or local laws, regulations, rules, ordinances, or orders, as they may be amended. Without limiting the generality of the foregoing, You also forever waive, release, discharge and give up all claims, real or perceived and now known or unknown, for breach of implied or express contract, including but not limited to breach of promise, breach of the covenant of good faith and fair dealing, misrepresentation, negligence, fraud, estoppel, defamation, libel, misrepresentation, intentional infliction of emotional distress, violation of public policy, wrongful, retaliatory or constructive discharge, assault, battery, false imprisonment, negligence, and all other claims or torts arising under any federal, state, or local law, regulation, ordinance or judicial decision, or under the United States or North Carolina Constitutions. This waiver and release is of Your rights to all remedies and damages available to You in law or equity, including but not limited to Your right to compensation, backpay, front pay, non-economic damages, punitive and exemplary damages, statutory damages, attorneys’ fees, injunctive relief and declaratory judgments. Nothing in this Agreement shall be construed to release any claims or waive any substantive rights that cannot be released or waived as a matter of applicable law.

1.2    You have agreed to and do waive any and all claims You may have for employment or reinstatement by the Company or any of the Released Parties and have agreed not to seek such employment or reemployment by the Company or any of the Released Parties in the future.

1.3    Notwithstanding the release contained in Section 1.1 above, You do not waive (i) Your entitlement to receive any 401(k), or pension plan benefits that shall have vested (if any) as of the Effective Date to the extent You have any entitlement to those benefits under the terms of the relevant plans, or (ii) Your right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, You expressly waive Your right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Your behalf.

Nothing in this Agreement shall affect or limit Your, the Company’s right to bring an action to enforce the terms of the Severance Plan.

2.0      Covenant Not to Sue.

2.1    You warrant that You do not have any complaint, charge or grievance against any Released Party pending before any federal, state or local court or administrative or arbitral agency, and You further agree and covenant not to sue, file a lawsuit, or commence any other proceeding, arbitral, administrative or judicial action, against any of the Released Parties in any court of law or equity, or before any arbitral body or administrative agency, with respect to any matter released in Section 1.1 above; provided, however, that this covenant not to sue does not affect Your rights to enforce appropriately the terms of the Severance Plan in a court of competent jurisdiction and does not affect Your right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, You expressly waive Your right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Your behalf. Notwithstanding the foregoing, nothing herein shall limit Employee’s right to receive an award for information provided to the Securities and Exchange Commission.

Nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee is not required to notify the Company that Employee has made such reports or disclosures.

2.2    Should You file a lawsuit with any court or arbitration panel concerning any claim, demand, issue, or cause of action waived, released or discharged through this Agreement or otherwise in breach of Section 2.1 above, You agree (i) that any amounts payable or paid to You, as applicable, pursuant to Section 2 of the Severance Plan shall no longer be payable and, if already paid, shall promptly be returned to the Company and (ii) to the fullest extent allowed by applicable law, to indemnify the Released Parties for all costs and expenses incurred by them in defending such lawsuit. You further agree that nothing in this Agreement shall limit the right of a court to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set off of any monies paid should the release of any claims under this Agreement subsequently be found to be invalid.

You agree not to advocate or incite the institution of, or assist or participate in, any suit, unrest, complaint, charge or administrative proceeding by any other person against any of the Released Parties, unless compelled by legal process to do so. Nothing in this Section 2 shall prohibit any Party from lawfully participating or cooperating in an investigative proceeding of any federal, state or local government agency.

3.0

    Non-Admission of Liability.  You agree that this Agreement shall not in any way be construed as an admission that any of the Released Parties owe You any money or have acted wrongfully, unlawfully, or unfairly in any way towards You. In fact, You understand that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance or any right or obligation that they owe or might have owed to You at any time, and maintain that they have at all times treated You in a fair, non-discriminatory and non-retaliatory manner.

4.0

    Confidentiality; Non-Disparagement.  You also acknowledges and agree that You shall not publicize, communicate, authorize or permit the publication or communication in any form whatsoever of the contents of the Agreement or the events giving rise thereto, except to Your immediate family, Your financial advisors and/or legal counsel, or where required by law. Further, You undertake and agree that You shall not defame, disparage or otherwise speak negatively about the Company, Your employment at the Company or the circumstances surrounding Your termination.

5.0      Miscellaneous.

5.1    GOVERNING LAW AND VENUE.

     5.1.1     THIS AGREEMENT AND ITS NEGOTIATION, EXECUTION, PERFORMANCE OR NON-PERFORMANCE, INTERPRETATION, TERMINATION, CONSTRUCTION AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) INCLUDING RESOLUTIONS OF DISPUTES THAT MAY BE

BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION AND PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT) (EACH A “PROCEEDING”) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA, REGARDLESS OF LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE CONFLICT OF LAWS PRINCIPLES.

     5.1.2     THE PARTIES AGREE THAT ANY PROCEEDINGS SHALL BE FINALLY SETTLED BY ARBITRATION BY ONE ARBITRATOR APPOINTED JOINTLY BY THE PARTIES, OR, IN DEFAULT OF AGREEMENT BETWEEN THE PARTIES, APPOINTED BY THE AMERICAN ARBITRATION ASSOCIATION. THE SEAT OF THE PROCEEDINGS WILL BE RALEIGH, NORTH CAROLINA, AND THEY WILL BE CONDUCTED IN THE ENGLISH LANGUAGE. IN DEFAULT OF AGREEMENT BETWEEN THE PARTIES, THE PROCEDURAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION SHALL BE APPLIED. TO THE EXTENT ALLOWED BY APPLICABLE LAW, ALL COSTS AND EXPENSES ASSOCIATED WITH THE RESOLUTION OF ANY PROCEEDINGS SHALL BE SHARED EQUALLY BETWEEN YOU AND THE COMPANY.

     5.1.3    Each Party FURTHER agrees that any final, non-appealable AWARD OR JUDGMENT against a Party in connection with any suit, action or other proceeding arising out of or relating to this Agreement shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the U.S. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

     5.2    Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity and severed from this Agreement, without invalidating the remainder of such provision or remaining provisions of this Agreement.

     5.3    Proper Construction.  The language of this Agreement shall be construed within the context of the whole Agreement and according to its fair meaning, and not strictly for or against any of the Parties. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

     5.4    Survival.  Executive acknowledges that the covenants set forth in Section 2.02(c) of the Severance Plan and any provisions contained in the Severance Plan that are intended to survive following termination of Executive’s employment shall, pursuant to their terms, survive Executive’s execution of this Agreement.

     5.5    Amendments.  This Agreement may be modified, altered or terminated only by an express written agreement between the Company and You, which agreement must be signed by all Parties or their duly authorized agents, and expressly reference and attach a copy of this Agreement to be effective.

     5.6    Counterparts.  This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document. In the event that the Parties execute this Agreement by exchange of portable document format or other electronically signed copies or facsimile signed copies, the Parties agree that, upon being signed by all the Parties, this Agreement shall become effective and binding and that such copies shall constitute evidence of the existence of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Executive has executed this General Release Agreement as of the date set forth below.

EXECUTIVE

Name:

Address:

Dated:                                               (“Effective Date”)

Received, Acknowledged and Accepted:

INC RESEARCH HOLDINGS, INC.

By:
Name:
Title: General Counsel
Date: